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                                                                    EXHIBIT 23.1


                         Consent of Independent Auditors


We consent to the use of our report dated February 25, 2003 (except for the second paragraph of Note 8, the sixteenth paragraph of Note 13, and the first paragraph of Note 18, as to which the date is April 8, 2003; the second paragraph of Note 18, as to which the date is November 26, 2003; the fourth paragraph of Note 18, as to which the date is December 1, 2003; and the third paragraph of Note 9 and the third paragraph of Note 18, as to which the date is January 2, 2004), with respect to the consolidated financial statements of Bakers Footwear Group, Inc. included in the Registration Statement (Form S-1 No. 333-86332) and incorporated by reference in the Registration Statement (Form S-1 No. 333- ) for the registration of 200,000 shares of its common stock.

                                             /s/ Ernst & Young LLP

St. Louis, Missouri
February 4, 2004